                                   Exhibit 23
                                   ----------




                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Mahaska Investment Company:


We consent to incorporation by reference in the Mahaska Investment Company and subsidiaries Form 10-K, our report dated January 30, 2003, relating to the consolidated balance sheets of Mahaska Investment Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002 which report appears in the Proxy dated March 24, 2003. Our report refers to a change in the method of accounting for goodwill in 2002.


/s/KPMG LLP


March 26, 2003
Des Moines, Iowa